Exhibit 99.17


              Ashland Distribution Non-GAAP Metric Information
                               ($, Thousands)




POCKET PROFIT                                 Q3 2006              Q3 2005
-------------                               -----------          -----------

Operating Income                                30,103               30,647
Income Taxes                                   (10,989)             (11,203)
                                            -----------          -----------
   Net Income                                   19,114               19,444

Invested Capital April 30                      650,410              555,063
Invested Capital May 31                        625,831              560,392
Invested Capital June 30                       600,548              529,648
                                            -----------          -----------
   Total                                     1,876,789            1,645,103

Average Invested Capital (Total/3)             625,596              548,368
Cost of Capital (9.5%/4)                         2.375%               2.375%
                                            -----------          -----------
   Cost of Capital $ (COC$)                     14,858               13,024

Pocket Profit                                    4,256                6,420
(Net Income less COC$)


NOTES:

(1) "Invested Capital" is defined as total assets less total liabilities, excluding intercompany receivables and payables.

(2) For purposes of the Pocket Profit computation, Ashland has established an estimated cost of capital annual rate of 9.5%, which is intended to represent a reasonable estimate of the weighted average of Ashland's after-tax cost of long-term debt and the cost of equity, based on a targeted ratio of debt and equity to Ashland's total capitalization.

(3) Pocket Profit is a Non-GAAP metric used by management to measure our overall performance as it relates to covering our cost of capital.

(4) "Pocket Profit" is defined as: Operating Income less Income Taxes equals Net Income. The Average Invested Capital for the quarter is multiplied by 2.375% (9.5%/4) which equals the Cost of Capital, which is then subtracted from our Net Income to arrive at our Pocket Profit.